Exhibit 99-1


Form:				Form 4
Issuer Name and Ticker Symbol:	Hovnanian Enterprises, Inc. (HOV)
Date of Earliest Transaction:	February 13, 2009
Name of Reporting Person:	Kevork S. Hovnanian


SIGNATURES

Date:  November 9, 2009

/s/ Sirwart Hovnanian
Sirwart Hovnanian, Executrix of the Estate of Kevork S. Hovnanian, Deceased /s/ Ara K. Hovnanian
Ara K. Hovnanian, Executor of the Estate of Kevork S. Hovnanian, Deceased /s/ Sossie K. Najarian
Sossie K. Najarian, Executrix of the Estate of Kevork S. Hovnanian, Deceased /s/ Esto K. Barry
Esto K. Barry, Executrix of the Estate of Kevork S. Hovnanian, Deceased
/s/ Lucy K. Kalian
Lucy K. Kalian, Executrix of the Estate of Kevork S. Hovnanian, Deceased
/s/ Nadia K. Rodriguez
Nadia K. Rodriguez, Executrix of the Estate of Kevork S. Hovnanian, Deceased